TAYLOR-DEJONGH

May 27, 2013

Tim Hart
CFO
CRC Leasing
2929 East Commercial Blvd.
Suite PH-D
Ft. Lauderdale, FL 33308
Office Telephone: 855-946-7245
Office Email: thart@r3accounting.com

WASHINGTON
LONDON
DUBAI
Beirut
BERMUDA

Dear Tim:

Further to our recent meetings and discussions, this letter ("Letter of Engagement") sets out the terms under which Taylor-DeJongh International ("Taylor-DeJongh" or "TDJ") agrees to assist Continental Rail Corp (the "Company" or "CRC") with respect to raising of financing for the railcar leasing division of the Company.

We understand that the Company is looking for an investor/s (the "Investor") to provide capital infusion of $120 to $150 million USD for the next stage of the company's strategic development in Railcar Leasing. The Company and TDJ may be referred to individually as "Party" or collectively as "Parties".

Scope of Advisory Work
To raise acquisition finance for the CRC strategy of rolling up railcar fleets. TDJ will undertake the scope of work as set forth in Appendix I.

Compensation
Company agrees to pay, or cause to be paid, to TDJ the remuneration for the services as set forth in Appendix II.

Terms and Conditions
The Company and TDJ agree to abide by the Terms and Conditions set out at Appendix III.

If you agree that the contents of this letter correctly reflect the conditions of our arrangement, please sign below as indicated and return a copy to me.

This Letter of Engagement shall be signed in two counterparts, each of which shall be an original, and the two shall constitute one and the same agreement.

Yours sincerely,

By: [signature] Date: 6/28/13
Name: Ibrahim Mardam-Bey
Title: Group President

For Company: accepted and agreed to as of the date set forth below.

By: [signature] Date: 6/26/13
Name: Tim Hart
Title: CFO

AB

Appendix I: Scope of Services

1. Work with the CRC team and advisors to develop a target fleet acquisition guidelines
2. Once target fleet is identified, review and analyze available information on fleet including but not limited:
   a. Fleet type, technical operational history
   b. Fleet revenue models
   c. Fleet valuation and resale value
3. Develop the CRC corporate position and review business plan presented by management most of this information is derived from CRC responses to the GQ issued. The complete set of information received based on GQ will be handed over to the Structuring Team.

4. KYC Process & Forms

5. Develop a market positioning and "message map" for the Company as a prospective investment platform for investors/lenders;

6. Prepare in cooperation with the Company:
   a. Investor teaser
   b. Investor presentation
   c. and any other relevant and supporting marketing documents

7. Identify, pre-screen and contact selected investor and strategic parties (including potential acquisitions of railcar fleets);

8. Coordinate the execution of confidentiality agreements between the Company and Investors/Lenders / Strategic Parties;

9. Develop roadshow plan, and scheduling meetings in U.S., Europe, GCC, Asia and/or MENA. Only investors who have been pre-qualified (based on relationships). Signed an NDA, reviewed a teaser, and indicated initial soft circle would be scheduled to meet. We will limit travel and presentation time to a very efficient level.

10. Summary report of roadshow plan, targeted investors, background and discussions pre-roadshow meetings

11. Appoint legal counsel and tax advisor and other third parties to be involved in the deal (including Shariah scholar as needed).

12. Once structure is finalized, put together a detailed Term Sheet outlining all the features of the deal, and discuss with relevant parties and agree on all the commercial terms of the proposed structure.

13. Once the commercial terms have been agreed, start drafting the Offering Circular (the "OC")

14. Once the OC has been finalized, start drafting the transaction documents.

15. Placement - Accompany the Company's relevant officials during the roadshow;

16. Review, advise and assist in responding to all enquiries or proposals from potential Relevant Investors /Lenders/ Strategic Parties;

17. Organize follow up meetings with potential Investors/Lenders / Strategic Parties;

18. Provide advice on overall planning, strategy, process, timing, appropriate structure(s), terms and conditions for Transactions with potential Investors/Lenders / Strategic Parties;

19. Provide summary of roadshow key outcomes & follow up actions

20. Build the books, once the deal is subscribed to, price it and close it.

Appendix II: Compensation

- In lieu of our standard cash fee retainer of US$200,000, TDJ will accept 2,000,000 shares valued at .10/share. This is estimated to be 6.25% of the outstanding common stock (post-reverse and TBG new share issuance) of approximately 32,513,677 shares or 2% on a fully diluted basis after TBG partners convert their 60% preferred shares. Shares are subject to a leak out provision to be provided by CRC Leasing and approved by TDJ.
- Upon closing of the first tranche of funding not less than US$120 million and not more than $150 million, TDJ will be paid in stock in an amount equal to that which brings TDJ total holdings up from 2% on a fully diluted basis to 5% on a fully diluted basis and will be in form of preferred stock and non-dilutive. (This preferred will have the same designations as that issued to principals of CRC. John Marino Jr, Tim Hart, Neil Swartz, John Marino Sr, and Larry Coe)
- Upon closing of the first tranche of funding not less than US$120 million, TDJ will be paid 5% cash fee against the closing amount.

Appendix III: Terms & Conditions

Expenses

All out-of-pocket expenses reasonably incurred by TDJ in connection with its performance of the services under this Agreement, including transportation, hotels, other travel expenses, communications and fax, courier or express delivery, and extraordinary supply costs, shall be reimbursed promptly by Company in accordance with invoices from TDJ detailing such expenses. Foreign travel shall not be incurred without obtaining prior approval from the Company. Travel policy is one class above economy class. The Company also agrees to advance funds for any inter-continental travel requested by the Company and for all road show expenses.

Confidentiality

Parties will abide by that certain Non-Disclosure Agreement executed by the Parties

Indemnity and Limitation of Liability

Because TDJ will be acting on behalf of the Company, the Company agrees to indemnify and hold harmless TDJ against any and all losses, claims, damages or liabilities to which it may become subject, arising out of or in connection with TDJ's rendering of services hereunder, unless such losses, claims, damages or liabilities arose directly from gross negligence or wilful misconduct of TDJ in the rendering of such services. In no event shall the liability of TDJ to the Company exceed the total remuneration received by TDJ from the Company.

Representations

TDJ and the Company each represent that all corporate and other action required to authorise their execution of this Letter of Engagement and their performance of its terms have been duly taken and that the obligations expressed to be assumed by them in this Letter of Engagement are legal and valid obligations binding on them in accordance with the terms hereof.

Termination and Survival

TDJ's engagement under this Letter of Engagement is based on a best efforts basis and shall not be deemed as an underwriting. The engagement will last until the earlier of the completion of the Scope of Work or six (6) months from the execution of this Letter of Engagement. Either Party hereto may terminate this Letter of Engagement upon 30 (thirty) days' written notice to the other Party hereto. In the event of termination, all outstanding fees and recoverable expenses will become immediately due and payable.

The provisions in this Letter of Engagement relating to remuneration, expenses, confidentiality, indemnity and limitation of liability, governing law and jurisdiction, together with the provisions of this paragraph, will survive the termination of this Letter of Engagement.

Should the Company for any reason terminate TDJ's appointment (other than for TDJ's gross negligence), then:

a) If the transaction contemplated herein occurs from Investors identified and approached by TDJ at any time within twelve (12) months of such termination then TDJ shall be paid 100% of the success fees specified above.

b) If the transaction contemplated herein occurs from Investors identified and approached by TDJ after (12) months but within (24) months of such termination then TDJ shall be paid 50% of the success fees specified above.

Independent Contractor Status

This Letter of Engagement is not intended and shall not be construed to create a partnership or joint venture between the Parties. TDJ is, and shall remain for all purposes under this Engagement, a completely independent consultant at all times, and it is agreed and understood that nothing stated herein or in any aspect of the course of dealing between the Parties shall in any way make TDJ or any of its officers, directors, agents or employees an employee or agent of the Company, or entitle any of them to any of the benefits customarily extended by the Company to its employees.

Notices and Payment

All notices between the Parties shall be sent by registered post to the addresses below and shall be deemed as received seven (7) days after posting.

To Company: Tim Hart
CFO
Continental Rail Corp.
2929 East Commercial Blvd.
Suite PH-D
Ft. Lauderdale, FL 33308
Telephone: 855-946-7245
Email: thart@r3accounting.com

To TDJ: Taylor-DeJongh
FAO: Ibrahim Mardam-Bey
Chief Executive Officer
1101 17th Street, Suite 1220
Washington, D.C. 20036 USA

Payments to Taylor-DeJongh will be made by wire transfer to the following account:

Bank:	HSBC Bank USA, NA
Account name:	Taylor-DeJongh Inc.
Routing number:	021001088
Account number:	389077178

All fees and others sums payable by the Company shall be paid without any withholding or deduction unless required by law, in which event the Company shall pay to TDJ such additional amount as will result in the receipt by TDJ of the full amount, and the Company will supply TDJ with evidence satisfactory to TDJ that it has accounted to the relevant authority for the sum withheld.

Disputes Resolution

Any question or difference which may arise concerning the construction, meaning or effect of this Letter of Engagement or concerning the rights and liabilities of the Parties hereunder or any other matter arising out of or in connection with this Letter of Engagement shall if practicable be settled by means of negotiations between the Parties. If the Parties cannot settle any such dispute or difference within thirty (30) days after first conferring, then such dispute or difference shall be settled by arbitration.

The venue of the arbitration shall be London. The arbitration shall be in accordance with London Court of International Arbitration Rules, which Rules are deemed to be incorporated by reference into this clause. The language to be used in the arbitral proceedings shall be English. The number of arbitrators shall be one. The conduct of the arbitration shall take place in private and shall be treated as confidential by the Parties and the Parties are entitled to be legally represented.

Miscellaneous

This Letter of Engagement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the Parties relating thereto. This Letter of Engagement may not be amended or modified except in writing. The Company and TDJ may not assign their respective rights or obligations hereunder except as provided herein.

CRC Agrees that no press releases shall be issued without prior consent of TDJ if TDJ is mentioned